UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 2, 2006
Avanir Pharmaceuticals

(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	858-622-5200
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 2, 2006, Avanir Pharmaceuticals (the “Company”) entered into Securities Purchase Agreements with certain accredited and institutional investors (the “Purchasers”) for the sale of 5,265,000 shares of Class A common stock (the “Shares”) at a price of $2.85 per share (the “Offering”). Additionally, the Company will issue to the Purchasers warrants to purchase a total of 1,053,000 shares of Class A common stock at a price of $3.30 per share, which is equal to the closing price of the Company’s common stock on the Nasdaq Global Market on November 2, 2006. The sale of the Shares is expected to close on or about November 6, 2006 (the “Closing Date”) and will result in offering proceeds, net of placement agent commissions and estimated offering expenses, of approximately $14.4 million. The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-125979).
     Also on November 2, 2006, the Company entered into a placement agency agreement (the “Agency Agreement”) with Rodman & Renshaw (“R&R”), pursuant to which R&R has agreed to act as the Company’s placement agent in connection with the Offering. Pursuant to the Agency Agreement, the Company has agreed to pay R&R a cash commission equal to 4% of the gross offering proceeds received on the Closing Date. Additionally, the Company has agreed to pay a similar cash commission on any debt or equity securities issued to the Purchasers in any future financing within 12 months from the Closing Date. The Company has also agreed to provide R&R with customary indemnification rights under the Agency Agreement.
Item 2.02 Results of Operations and Financial Condition
     On November 2, 2006, the Company issued a press release announcing a planned conference call to discuss the Company’s results of operations for its quarter and year ended September 30, 2006. This press release also disclosed certain unaudited estimated results of operations for that period. A copy of this press release is filed herewith as Exhibit 99.1.
Item 8.01 Other Events
     On October 31, 2006, the Company issued a press release announcing the receipt of an “approvable” letter from the U.S. Food and Drug Administration for Zenvia. The Company is providing the following additional information regarding the approvable letter, as well as updating the risk factors included in its most recent Quarterly Report on Form 10-Q.
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On October 30, 2006, we received an “approvable letter” from the U.S. Food and Drug Administration (“FDA”) for our new drug application (“NDA”) submission for Zenvia (formerly referred to as Neurodex) for the treatment of pseudobulbar affect, also known as involuntary emotional expression disorder. An approvable letter is an official notification from the FDA that certain additional conditions must be satisfied prior to obtaining U.S. marketing approval for a new drug. The approvable letter that we received from the FDA outlined concerns that the agency has regarding the efficacy and safety data contained in our NDA submission, which may require additional clinical trials and data in order to obtain marketing approval. The principal questions and/or concerns raised in the approvable letter related to the following: (i) the choice of statistical methods used to analyze a secondary endpoint in the ALS trial and whether the requirements of the combination drug policy have been met and (ii) safety concerns relating to Zenvia’s active ingredients, dextromethorphan and quinidine sulfate, particularly for the patient population that would be prescribed Zenvia. See “Risk Factors-The FDA will likely require additional clinical data for the approval of Zenvia. The trial(s) needed to provide these additional data are likely to be costly and cause a significant delay in any approval decision for Zenvia. Additionally, there can be no assurance that the FDA will approve Zenvia.”
Because the approvable letter did not specify the exact data and whether and what additional clinical trials may be required, we intend to request a meeting with the FDA to clarify what would be needed for marketing approval. Until we meet with the FDA, we will not know how extensive any required additional data and/or trials are likely to be. However, we believe that it is likely that the FDA’s requirements for additional data may be substantial and that we may be required to undertake additional trials that would be costly and time consuming. Accordingly, we cannot be certain that, once we have met with the FDA, we will continue the development of Zenvia as previously planned.
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Relating to Our Business
The FDA will likely require additional data for the approval of Zenvia. The additional data requirements may necessitate new clinical trials, which are likely to be costly and cause a significant delay in any approval decision for Zenvia. Additionally, there can be no assurance that the FDA will approve Zenvia.
On October 30, 2006, we received an “approvable letter” from the FDA for our new drug application (“NDA”) submission for Zenvia for pseudobulbar affect (“PBA”), also known as involuntary emotional expression disorder (“IEED”). The approvable letter outlined concerns that the FDA has regarding certain efficacy and safety data contained in our NDA submission, which may require additional clinical data in order to obtain marketing approval. The FDA expressed concerns about safety in the use of dextromethorphan and quinidine sulfate, the active pharmaceutical ingredients in Zenvia. Quinidine sulfate presents well known cardiac risks for ventricular arrhythmias. The FDA has expressed concerns regarding these potential cardiac risks, as well as CYP2D6 and CYP3A4 inhibition, and dosing, particularly in the PBA/IEED patient population. Additionally, the FDA has expressed concerns regarding side effects associated with dextromethorphan, including respiratory depression, nausea and dizziness, in the PBA/IEED patient population, which may be particularly susceptible to these side effects. We will need to discuss with the FDA what additional safety data and/or labeling restrictions may be required to address these concerns.
The approvable letter did not specify the exact data and whether and what additional clinical trials may be needed for marketing approval. Until we are able to meet with the FDA, we do not know how extensive any additional data requirements may be and what the resulting delays or costs would be. However, we believe that it is quite possible that the FDA’s requirements for additional data may be substantial and that we may be required to undertake additional clinical trials that would be costly and time consuming. Because our patents covering Zenvia expire at various times from 2011 through 2019 (without accounting for potential extensions that might be available), any substantial delays in regulatory approval would negatively affect the commercial potential for Zenvia. Depending on the extent of the additional trials required, we may elect to discontinue the development of Zenvia. Any such action could significantly diminish our long-term commercial prospects.
Additionally, even if Zenvia is approved for PBA/IEED, it may not be approved with the labeling claims or for the patient population that we consider most desirable for the promotion of the product. Less desirable labeling claims could adversely affect the commercial potential for the product and could also affect our long-term prospects.

We have limited capital resources and will need to raise additional funds to support our operations.
We have experienced significant operating losses in funding the research, development and clinical testing of our drug candidates, accumulating operating losses totaling $191.6 million as of June 30, 2006, and we expect to continue to incur substantial operating losses for the foreseeable future. As of September 30, 2006, we had approximately $24 million in cash and cash equivalents and investments in securities and we do not expect to generate positive net cash flows from FazaClo sales until we can significantly reduce marketing expenses and/or increase sales. Accordingly, we will need to raise significant amounts of additional capital to finance our ongoing operations. Because we do not yet know the extent of the additional clinical development efforts that may be required by the FDA to allow us to resubmit our NDA for Zenvia, it is difficult to estimate our projected capital needs. If the FDA requires substantial additional clinical data, our capital requirements would be significant and we may have difficulty financing the continued development of Zenvia and/or our other product candidates.
We may seek to raise additional capital at any time and may do so through various financing alternatives, including licensing or sales of our technologies and drug candidates, selling shares of common or preferred stock, or through the issuance of one or more forms of senior or subordinated debt. Each of these financing alternatives carries certain risks. Raising capital through the issuance of common stock may depress the market price of our stock and any such financing will dilute our existing shareholders. If we instead seek to raise capital through licensing transactions or sales of one or more of our technologies or drug candidates, as we have with our RCT and MIF technologies, then we will likely need to share a significant portion of future revenues from these drug candidates with our licensees. Additionally, the development of any drug candidates licensed or sold to third parties will no longer be in our control and thus we may not realize the full value of any such relationships.
If we are unable to raise additional capital to fund future operations, then we may be unable to execute our commercialization plans for FazaClo or our development plans for Zenvia and may be required to reduce operations or defer or abandon one or more of our clinical or pre-clinical research programs.
The FDA’s safety concerns regarding Zenvia for the treatment of PBA/IEED may extend to other clinical indications that we are pursuing, including neuropathic pain.
The FDA raised certain safety concerns and questions regarding Zenvia for the treatment of PBA/IEED. We are currently developing Zenvia for the treatment of other clinical indications, including neuropathic pain, for which we have an ongoing Phase III trial. Although the FDA has not stated that the safety concerns and questions raised in PBA/IEED indication would apply to our ongoing trials in neuropathic pain, it is possible that the FDA will raise similar concerns for this proposed indication. If the FDA does raise these concerns, we may be required to undertake additional non-clinical and/or clinical trials before we can submit an NDA for neuropathic pain. These additional trials may be costly and may delay our planned submission of an NDA for this indication.
There are a number of difficulties and risks associated with clinical trials and our trials may not yield the expected results.
Our success will partially depend on the success of our currently ongoing clinical trials and subsequent clinical trials that have not yet begun. It may take several years to complete the clinical trials of a product, and a failure of one or more of our clinical trials can occur at any stage of testing. We believe that the development of each of our product candidates involves significant risks at each stage of testing. If clinical trial difficulties and failures arise, our product candidates may never be approved for sale or become commercially viable.
There are a number of difficulties and risks associated with clinical trials. For instance, we may discover that a product candidate does not exhibit the expected therapeutic results in humans, may cause harmful side effects or have other unexpected characteristics that may delay or preclude regulatory approval or limit commercial use if approved.
In addition, the possibility exists that:
•	the results from early clinical trials may not be statistically significant or predictive of results that will be obtained from expanded, advanced clinical trials;

•	institutional review boards or regulators, including the FDA, may hold, suspend or terminate our clinical research or the clinical trials of our product candidates for various reasons, including noncompliance with regulatory requirements or if, in their opinion, the participating subjects are being exposed to unacceptable health risks;

•	subjects may drop out of our clinical trials;

•	our preclinical studies or clinical trials may produce negative, inconsistent or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials; and

•	the cost of our clinical trials may be greater than we currently anticipate.
It is possible that earlier clinical and pre-clinical trial results may not be predictive of the results of subsequent clinical trials. In addition, the results of these prior clinical trials may not be acceptable to the FDA or similar foreign regulatory authorities because the data may be incomplete, outdated or not otherwise acceptable for inclusion in our submissions for regulatory approval.
Additionally, the FDA has substantial discretion in the approval process and may reject our data or disagree with our interpretations of regulations or our clinical trial data or ask for additional information at any time during their review. For example, there are various statistical methods that can be used to analyze clinical trial data. In the FDA’s approvable letter for Zenvia, the FDA expressed disagreement with one of the statistical methods we used to analyze certain efficacy data contained in our NDA submission. In addition, although we concluded that the safety data from our definitive QT safety study of quinidine sulfate suggested that cardiac risks were within an acceptable range, the FDA has expressed concern about these potential risks in the PBA/IEED patient population and has asked us to address these concerns.
Although we intend to respond to these concerns, we may not be able to resolve these disagreements favorably, if at all. Disputes that are not resolved favorably could result in one or more of the following:
•	delays in our ability to submit an NDA;

•	the refusal by the FDA to file any NDA we may submit;

•	requests for additional studies or data;

•	delays of an approval; or

•	the rejection of an application.
If we do not receive regulatory approval to sell our product candidates or cannot successfully commercialize our product candidates, we would not be able to grow revenues in future periods, which would result in significant harm to our financial position and adversely impact our stock price.
If our clinical trials for our product candidates are delayed, we would be unable to commercialize our product candidates on a timely basis, which would materially harm our business.
Clinical trials may not begin on time or may need to be restructured after they have begun. Clinical trials can be delayed for a variety of reasons, including delays related to:
•	obtaining an effective investigational new drug application, or IND, or regulatory approval to commence a clinical trial;

•	identifying and engaging a sufficient number of clinical trial sites;

•	negotiating acceptable clinical trial agreement terms with prospective trial sites;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•	recruiting qualified subjects to participate in clinical trials;

•	competition in recruiting clinical investigators;

•	shortage or lack of availability of supplies of drugs for clinical trials;

•	the need to repeat clinical trials as a result of inconclusive results or poorly executed testing;

•	the placement of a clinical hold on a study;

•	the failure of third parties conducting and overseeing the operations of our clinical trials to perform their contractual or regulatory obligations in a timely fashion; and

•	exposure of clinical trial subjects to unexpected and unacceptable health risks or noncompliance with regulatory requirements, which may result in suspension of the trial.
If we experience significant delays in or termination of clinical trials, our financial results and the commercial prospects for our product candidates or any other products that we may develop will be adversely impacted. In addition, our product development costs would increase and our ability to generate revenue could be impaired.
If we fail to comply with regulatory requirements, regulatory agencies may take action against us, which could significantly harm our business.
Our marketed products, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for these products, are subject to continual requirements and review by the FDA and other regulatory bodies. With respect to our product candidates being developed, even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.
In addition, regulatory authorities subject a marketed product, its manufacturer and the manufacturing facilities to continual review and periodic inspections. We will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports, registration requirements, cGMP regulations, requirements regarding the distribution of samples to physicians and recordkeeping requirements. The cGMP regulations include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. We rely on the compliance by our contract manufacturers with cGMP regulations and other regulatory requirements relating to the manufacture of products. We are also subject to state laws and registration requirements covering the distribution of our products. Regulatory agencies may change existing requirements or adopt new requirements or policies. We may be slow to adapt or may not be able to adapt to these changes or new requirements. Because many of our products contain ingredients that also are marketed in over-the-counter drug products, there is a risk that the FDA or an outside third party at some point would propose that our products be distributed over-the-counter rather than by prescription potentially affecting third-party and government reimbursement for our products.
Later discovery of previously unknown problems with our products, manufacturing processes or failure to comply with regulatory requirements, may result in any of the following:
•	restrictions on our products or manufacturing processes;

•	warning letters;

•	withdrawal of the products from the market;

•	voluntary or mandatory recall;

•	fines;

•	suspension or withdrawal of regulatory approvals;

•	suspension or termination of any of our ongoing clinical trials;

•	refusal to permit the import or export of our products;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.
We have only limited sales and marketing experience and capabilities.
Prior to our acquisition of Alamo Pharmaceuticals in May 2006, we had never directly marketed or sold any pharmaceutical products. In order to successfully market FazaClo, we will need to maintain an adequate and skilled sales force and sales and marketing management to effectively oversee this sales force. The members of our management team overseeing our commercial operations have limited experience in conducting the commercial launch of a new product and managing a sales force, and any planning or operational errors around the product launch could significantly affect the success of our overall sales efforts. If FazaClo is not successfully commercialized, its commercial prospects could be significantly diminished.
We are dependent on a small number of physicians for a substantial percentage of FazaClo sales.
Currently, one physician practice accounts for approximately 35% of the total patients receiving FazaClo. While we are focusing on broadening the base of prescribing physicians, we are currently dependent on this practice to maintain our historical levels of FazaClo sales. If any of these physicians in this practice curtail or stop writing prescriptions for FazaClo, our FazaClo shipments could be adversely affected.
It is difficult to integrate acquired companies, products, technologies and personnel into our operations and our inability to do so could greatly lessen the value of any such acquisitions.
In May 2006, we acquired Alamo Pharmaceuticals and we may make additional strategic acquisitions of companies, products or technologies in the future to complement our product pipeline or to implement our business strategy. If we are unable to successfully integrate acquired businesses, products, technologies or personnel with our existing operations, we may not receive the intended benefits of such acquisitions. Additionally, disputes may arise following the consummation of acquisitions regarding representations and warranties, indemnities, earn-out rights and other provisions in the acquisition agreements. For these reasons, acquisitions may subject us to unanticipated liabilities or risks, disrupt our operations or divert management’s attention from day-to-day operations.
Changes in board and management composition that are intended to strengthen the board and management team could adversely disrupt our operations.
We have recently made significant changes to our senior management team and board of directors to add to our pharmaceutical experience, significantly enhance our scientific and clinical expertise, and provide depth in managing profitable pharmaceutical businesses. For example, our Chief Financial Officer, Vice President of Medical Affairs, Vice President of Sales and Vice President of Human Resources have all joined the Company in the last fiscal year. We have also made significant changes to the composition of our board of directors and we continue to recruit senior-level personnel to add to our management team. These changes could be disruptive, and we may experience difficulties in attracting and integrating new members of the management team and in transitioning our operating activities to a commercial focus.
Additionally, the issuance of the FDA’s approvable letter for Zenvia could impact our future personnel needs and require that we restructure our organization.
Any significant disruptions as a result of these changes could negatively impact our operations, including the success of our commercialization of FazaClo and the development of Zenvia.
Our inability to attract and retain management and other key personnel could negatively affect our business.
The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. This type of environment creates intense competition for qualified personnel, particularly in product research and development, sales and marketing and accounting and finance. Additionally, we have a relatively small organization and the loss of certain executive officers and other key employees could adversely affect our operations. For example, if we were to lose one or more of the senior members of our sales and marketing team, we could experience potentially significant disruptions in our FazaClo commercialization activities. Additionally, we recently moved our commercial and general and administrative operations from San Diego, California to Orange County, California. This move and having operations in multiple locations could cause us to lose affected personnel and any such losses could also harm our operations.
If we fail to obtain regulatory approval in foreign jurisdictions, we would not be able to market our products abroad, and the growth of our revenues, if any, would be limited.
We may seek to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and jurisdictions and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.
We expect to rely entirely on third parties for international sales and marketing efforts.
In the event that we attempt to enter into international markets, we expect to rely on collaborative partners to obtain regulatory approvals and to market and sell our product(s) in those markets. We have not yet entered into any collaborative arrangement with respect to marketing or selling Zenvia, with the exception of one such agreement relating to Israel. We may be unable to enter into any other arrangements on terms favorable to us, or at all, and even if we are able to enter into sales and marketing arrangements with collaborative partners, we cannot assure you that their sales and marketing efforts will be successful. If we are unable to enter into favorable collaborative arrangements with respect to marketing or selling FazaClo or Zenvia in international markets, or if our collaborators’ efforts are unsuccessful, our ability to generate revenue from international product sales will suffer.
We generally do not control the development of compounds licensed to third parties and, as a result, we may not realize a significant portion of the potential value of any such license arrangements.
Under our license arrangements for our RCT and MIF compounds, we have no direct control over the development of these drug candidates and have only limited, if any, input on the direction of development efforts. Because much of the potential value of these license arrangements is contingent upon the successful development and commercialization of the licensed technology, the ultimate value of these licenses will depend on the efforts of our licensing partners. If our licensing partners do not succeed in developing the licensed technology for whatever reason, we may be unable to realize the potential value of these arrangements.
Our patents may be challenged and our patent applications may be denied. Either result would seriously jeopardize our ability to compete in the intended markets for our proposed products.
We have invested in an extensive patent portfolio and we rely substantially on the protection of our intellectual property through our ownership or control of issued patents and patent applications. Such patents and patent applications cover FazaClo, Zenvia, docosanol 10% cream and other potential drug candidates that could come from our technologies such as reverse cholesterol transport, selective cytokine inhibitors, antiinflammatory compounds and antibodies. Because of the competitive nature of the biopharmaceutical industry, we cannot assure you that:
•	The claims in any pending patent applications will be allowed or that patents will be granted;

•	Competitors will not develop similar or superior technologies independently, duplicate our technologies, or design around the patented aspects of our technologies;

•	Our technologies will not infringe on other patents or rights owned by others, including licenses that may not be available to us;

•	Any of our issued patents will provide us with significant competitive advantages; or

•	Challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.
Even if we successfully preserve our intellectual property rights, third parties, including other biotechnology or pharmaceutical companies, may allege that our technology infringes on their rights. Intellectual property litigation is costly, and even if we were to prevail in such a dispute, the cost of litigation could adversely affect our business, financial condition, and results of operations. Litigation is also time-consuming and would divert management’s attention and resources away from our operations and other activities. If we were to lose any litigation, in addition to any damages we would have to pay, we could be required to stop the infringing activity or obtain a license. Any required license might not be available to us on acceptable terms, or at all. Some licenses might be non-exclusive, and our competitors could have access to the same technology licensed to us. If we were to fail to obtain a required license or were unable to design around a competitor’s patent, we would be unable to sell or continue to develop some of our products, which would have a material adverse effect on our business, financial condition and results of operations.
We depend on third parties to manufacture, package and distribute compounds for our drugs and drug candidates. The failure of these third parties to perform successfully could harm our business.
We have utilized, and intend to continue utilizing, third parties to manufacture, package and distribute FazaClo, Zenvia and the active pharmaceutical ingredient (“API”) for docosanol 10% cream and supplies for our drug candidates. We have no experience in manufacturing and do not have any manufacturing facilities. Currently, we have sole suppliers for the API for docosanol and Zenvia, and a sole manufacturer for the finished form of Zenvia. Additionally, we have a sole supplier for the manufacture of FazaClo. We do not have any long-term agreements in place with our current docosanol supplier or Zenvia API supplier. Any delays or difficulties in obtaining APIs or in manufacturing, packaging or distributing our products and product candidates could disrupt commercial sales of FazaClo and could also delay Zenvia clinical trials for PBA/IEED and/or painful diabetic neuropathy. Additionally, the third parties we rely on for manufacturing and packaging are subject to regulatory review, and any regulatory compliance problems with these third parties could significantly delay or disrupt our commercialization activities.
Because we depend on clinical research centers and other contractors for clinical testing and for certain research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.
The nature of clinical trials and our business strategy of outsourcing a substantial portion of our research require that we rely on clinical research centers and other contractors to assist us with research and development, clinical testing activities, patient enrollment and regulatory submissions to the FDA. As a result, our success depends partially on the success of these third parties in performing their responsibilities. Although we pre-qualify our contractors and we believe that they are fully capable of performing their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise that they apply to these activities. If our contractors do not perform their obligations in an adequate and timely manner, the pace of clinical development, regulatory approval and commercialization of our drug candidates could be significantly delayed and our prospects could be adversely affected.
Accounting for certain transactions can be very complex and we face risks if regulators disagree with our accounting treatment for any of these transactions.
Many of the transactions that we engage in are recorded in our financial statements using complex accounting rules. As we begin to recognize revenue on FazaClo sales, we expect that our financial accounting, including revenue recognition, will become even more complex. Although we believe that we have historically accounted for transactions in accordance with generally accepted accounting principles (“GAAP”), our financial statements and related disclosures are subject to periodic reviews by the Staff of the Securities and Exchange Commission (“SEC”). The SEC may challenge and ultimately disagree with our historic accounting practices, which could cause us to change our accounting practices and may result in a restatement of historical financial results.
Developing and marketing pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.
The testing, marketing and sale of pharmaceutical products involves the risk of product liability claims by consumers and other third parties. Although we maintain product liability insurance coverage, product liability claims can be high in the pharmaceutical industry and our insurance may not sufficiently cover our actual liabilities. Additionally, FazaClo is required by the FDA to carry the most severe type of warning (a “black box” warning) regarding adverse side effects, including the possibility of death, and other drugs of the same class are currently the subject of large class-action lawsuits relating to adverse effects. If product liability claims were made against us, it is possible that our insurance carriers may deny, or attempt to deny, coverage in certain instances. If a lawsuit against us is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products and the imposition of higher insurance requirements could impose additional costs on us.
Risks Relating to Our Stock
Our stock price has historically been volatile and we expect that this volatility will continue for the foreseeable future.
The market price of our Class A common stock has been, and is likely to continue to be, highly volatile. This volatility can be attributed to many factors independent of our operating results, including the following:
•	Comments made by securities analysts, including changes in their recommendations;

•	Short selling activity by certain investors, including any failures to timely settle short sale transactions;

•	Announcements by us of financing transactions and/or future sales of equity or debt securities;

•	Sales of our Class A common stock by our directors, officers, or significant shareholders;

•	Announcements by our competitors of clinical trial results or product approvals; and

•	Market and economic conditions.
Additionally, our stock price has been volatile as a result of announcements of regulatory actions and decisions relating to our product candidates, including Zenvia, and periodic variations in our operating results. We expect that our operating results will continue to vary from quarter-to-quarter, particularly as we attempt to expand the marketing for FazaClo and begin to recognize revenue on sales. Our operating results and prospects may also vary depending on our partnering arrangements for our MIF and RCT technologies. These technologies have been licensed to third parties and the continued progress and pace of development will be dictated by our licensing partners, meaning that the achievement of development milestones is outside of our control.
Finally, our results of operations and stock price may vary due to acquisitions that we may make. Our acquisition of Alamo Pharmaceuticals in the third quarter of fiscal 2006 resulted in charges of approximately $2.6 million. We may acquire other companies or technologies, and if we do so, we will incur potentially significant charges in connection with such acquisitions and may have ongoing charges after the closing of any such transaction. Any such acquisitions could also be disruptive to our operations and may adversely affect our results of operations.
As a result of these factors, our stock price may continue to be volatile and investors may be unable to sell their shares at a price equal to, or above, the price paid. Additionally, any significant drops in our stock price, such as the one we experienced following the announcement of the Zenvia approvable letter, could give rise to shareholder lawsuits, which are costly and time consuming to defend against and which may adversely affect our ability to raise capital while the suits are pending, even if the suits are ultimately resolved in favor of the Company.
Risks Relating to Our Industry
The pharmaceutical industry is highly competitive and most of our competitors are larger and have greater resources. As a result, we face significant competitive hurdles.
The pharmaceutical and biotechnology industries are highly competitive and subject to significant and rapid technological change. We compete with hundreds of companies that develop and market products and technologies in similar areas as our research. For example, we expect that Zenvia will compete against antidepressants, atypical anti-psychotic agents and other agents for the treatment of this condition. Additionally, FazaClo competes with Clozaril (clozapine), which is marketed by Novartis, as well as other anti-psychotic agents, including several generic anti-psychotic drugs.
     Our competitors may have specific expertise and technologies that are better than ours and many of these companies, either alone or together with their research partners, have substantially greater financial resources, larger research and development staffs and substantially greater experience than we do. Accordingly, our competitors may successfully develop competing products. We are also competing with other companies and their products with respect to manufacturing efficiencies and marketing capabilities, areas where we have limited or no direct experience.
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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated November 2, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avanir Pharmaceuticals
November 3, 2006	By:	/s/ Gregory P. Hanson
Gregory P. Hanson
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated November 2, 2006.